Exhibit 99.1

Buckeye’s First Quarter FY 2012 Results

1Q Sales up 19% versus Year-Ago Quarter

Record Adjusted 1Q EPS* of $0.74 compared to $0.34 in 1Q-FY11

Repurchased 356,000 additional shares for $8.6 million

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 25, 2011--Buckeye Technologies Inc. (NYSE:BKI) today announced first quarter adjusted net income* of $29.9 million or $0.74 per share, which excludes net income of $11.2MM or $0.28 per share from cellulosic biofuel credits generated in 2009. Adjusted net income* rose 118% as compared to the prior year period’s $13.7 million or $0.34 per share, which excluded net income of $51.3 million or $1.26 per share from cellulosic biofuel credits generated in 2009.

Net sales of $240 million were up 19% versus last year’s first quarter sales of $202 million. Sales benefited from higher selling prices and increased cotton linter pulp shipment volume. The $0.40 increase in adjusted EPS*, compared to the prior year period, was driven by these same factors. Aside from significantly higher cotton linter costs, cost inflation for chemicals, transportation and other raw materials was modest with energy prices stable.

Comparing the first quarter of fiscal 2012 to the fourth quarter of fiscal 2011, sales were down $16 million or 6% lower as we rebuilt inventories at our Foley mill back to target levels and nonwovens shipment volume was down. Adjusted Operating Income* was flat at $44.0 million even with the lower sales revenue as selling, research and administrative expenses and direct costs were down relative to the fourth quarter, and higher selling prices were sufficient to offset increases in input costs during the first quarter. Adjusted EPS* of $0.74 was up $0.06 compared to $0.68 in the fourth quarter. Adjusted EPS* benefitted from a foreign exchange gain, lower net interest expense and a lower effective tax rate.

Chairman and Chief Executive Officer John B. Crowe said, “We were pleased with our first quarter fiscal 2012 financial results. As we said on our August earnings call, our record fourth quarter revenue of $256 million was going to be hard to duplicate in the first quarter due to very low beginning specialty wood fibers inventory levels. Our first quarter sales revenue of $240 million is our second best quarter ever, and our gross margin of 23.7% of sales was significantly better compared to last year’s 18.0%. The key drivers to year over year improvements continue to be strong markets and selling prices, better capacity utilization at our Memphis specialty cotton fibers plant, and benefits from our cost improvement initiatives. We maintained a balanced approach to the allocation of the cash flow generated during the quarter. Our excellent first quarter cash flow generation allowed us to pay a record bonus to all of our employees (reflecting the record FY 2011 performance), invest $11 million in capital projects, repurchase 356,000 shares ($8.6 million) of Buckeye common stock, increase our dividend to $0.06 per share, and further reduce our debt by $7 million. We expect strong sales, earnings and cash flow trends to continue.”

Buckeye has scheduled a conference call for Wednesday morning, October 26, at 11:00 a.m. ET to discuss first quarter performance. Persons interested in listening by telephone may dial in at (800) 533-7619 within the United States. International callers should dial (785) 830-1923. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures presented are “adjusted operating income”, “adjusted net income”, “adjusted earnings per share”, “free cash flow” and are equal to net income, pre-tax income, operating income and earnings per share excluding the after-tax effects of alternative fuel mixture credits (AFMC) and cellulosic biofuel credits (CBC), investment tax credits (ITC) on prior period expenditures, asset impairment cost, restructuring cost and early debt extinguishment cost.

	1st Quarter		4th Quarter
($ in Millions)	2012	2011	2011
Operating income
Operating income in accordance with GAAP	44.0	23.6	30.9
Special items:
Restructuring costs	---	0.6	0.1
Asset impairment	---	---	13.0
Adjusted operating income	44.0	24.2	44.0

Net income
Net income in accordance with GAAP	41.1	64.4	14.1
Special items, after-tax:
Restructuring costs	---	0.6	0.1
AFMC / CBC	(11.2)	(51.3)	0.6
Asset Impairment	---	---	13.0
Adjusted net income	29.9	13.7	27.8

Earnings per share (EPS)
EPS in accordance with GAAP	$1.02	$1.59	$0.35
Special items, after-tax, per share:
Restructuring costs	---	0.01	---
AFMC / CBC	(0.28)	(1.26)	0.01
Asset impairment	---	---	0.32
Adjusted EPS	$0.74	$0.34	$0.68

Free Cash Flow
Net cash provided by operating activities	28.5	82.0	68.0
Net cash used in investing activities	(10.8)	(12.0)	(16.5)
Free Cash Flow	17.7	70.0	51.5

Note Regarding Forward-Looking Statements

This press release also contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for the Company and the demand for its product, and expected levels of cash flow and debt reduction. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010

Net sales	$240,067	$255,900	$202,075
Cost of goods sold	183,215	196,333	165,762
Gross margin	56,852	59,567	36,313
Gross margin as a percentage of sales	23.7%	23.3%	18.0%

Selling, research and administrative expenses	12,339	15,096	11,671
Amortization of intangibles and other	496	513	479
Asset impairment	-	13,007	-
Restructuring costs	-	85	552
Other operating income	-	-	(7)

Operating income	44,017	30,866	23,618

Net interest expense and amortization of debt costs	(3,311)	(1,716)	(3,597)
Foreign exchange and other	502	(12)	(614)
Income before income taxes	41,208	29,138	19,407
Income tax expense (benefit)	101	15,041	(45,018)
Net income	$41,107	$14,097	$64,425

Computation of diluted earnings per share under the two-class method:

Net income attributable to shareholders	$41,107	$14,097	$64,425
Less: Distributed and undistributed income allocated to participating securities (nonvested stock)	(606)	(204)	(1,186)
Distributed and undistributed income available to shareholders	$40,501	$13,893	$63,239

Diluted weighted average shares outstanding	39,839	40,118	39,716

Diluted earnings per share	$1.02	$0.35	$1.59

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30	June 30	September 30
	2011	2011	2010
Current assets:
Cash and cash equivalents	$32,794	$30,494	$22,400
Accounts receivable, net	135,322	140,582	126,887
Income tax and AFMC Receivable	-	-	24,513
Inventories	101,588	91,024	85,862
Deferred income taxes and other	11,396	12,216	10,101
Total current assets	281,100	274,316	269,763

Property, plant and equipment, net	514,743	530,468	530,790
Goodwill	2,425	2,425	2,425
Deferred income taxes	44,970	32,741	14,824
Intellectual property and other, net	29,026	29,901	26,569
Total assets	$872,264	$869,851	$844,371

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$37,728	$41,437	$33,715
Accrued expenses	60,418	71,722	49,020
Current portion of long-term debt	-	-	17,580
Total current liabilities	98,146	113,159	100,315

Long-term debt	90,351	96,921	147,420
Deferred income taxes	5,438	7,968	6,602
Other liabilities	87,374	72,506	77,644
Stockholders' equity	590,955	579,297	512,390
Total liabilities and stockholders' equity	$872,264	$869,851	$844,371

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
OPERATING ACTIVITIES
Net income	$41,107	$14,097	$64,425
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of long-lived assets	-	13,007	-
Depreciation	13,026	13,146	11,974
Amortization	651	668	677
Deferred income taxes	(13,632)	(735)	(65,435)
Payable for exchange of alternative fuel mixture credits	15,462	1,516	41,144
Loss on disposal of equipment	283	387	99
Provision for bad debts	555	(124)	112
Excess tax benefit from stock based compensation	(765)	(1,666)	(10)
Stock-based compensation expense	966	1,224	935
Other	(112)	(258)	(132)
Change in operating assets and liabilities
Accounts receivable	(1,462)	(1,174)	(1,376)
Income tax and AFMC receivable	-	1,460	43,843
Inventories	(12,447)	7,182	(9,749)
Other assets	359	31	897
Accounts payable and other liabilities	(15,527)	19,276	(5,364)
Net cash provided by operating activities	28,464	68,037	82,040

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(10,713)	(16,175)	(11,916)
Proceeds from sale of assets	-	3	4
Other	(51)	(290)	(72)
Net cash used in investing activities	(10,764)	(16,462)	(11,984)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(6,570)	(39,649)	(72,530)
Excess tax benefit from stock based compensation	765	1,666	10
Purchase of treasury shares	(8,648)	(9,799)	-
Net proceeds from sale of equity interests	638	678	41
Payment of dividend	(2,410)	(2,013)	(1,617)
Other	(469)	(1,185)	-
Net cash used in financing activities	(16,694)	(50,302)	(74,096)

Effect of foreign currency rate fluctuations on cash	1,294	1,429	4,319

Increase in cash and cash equivalents	2,300	2,702	279
Cash and cash equivalents at beginning of period	30,494	27,792	22,121
Cash and cash equivalents at end of period	$32,794	$30,494	$22,400

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended
SEGMENT RESULTS	September 30, 2011	June 30, 2011	September 30, 2010
Specialty Fibers
Net sales	$183,422	$193,883	$142,792
Operating income (a)	43,831	42,570	22,140
Depreciation and amortization (b)	8,359	8,565	7,787
Capital expenditures	8,985	12,726	10,903

Nonwoven Materials
Net sales	$64,685	$69,896	$68,120
Operating income (a)	2,328	5,274	4,603
Depreciation and amortization (b)	4,217	4,084	3,727
Capital expenditures	1,689	3,156	782

Corporate
Net sales	$(8,040)	$(7,879)	$(8,837)
Operating income (loss) (a)	(2,142)	(16,978)	(3,125)
Depreciation and amortization (b)	946	1,011	939
Capital expenditures	39	293	231

Total
Net sales	$240,067	$255,900	$202,075
Operating income (loss) (a)	44,017	30,866	23,618
Depreciation and amortization (b)	13,522	13,660	12,453
Capital expenditures	10,713	16,175	11,916

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.
	Three Months Ended
ADJUSTED EBITDA	September 30, 2011	June 30, 2011	September 30, 2010

Net income (loss)	$41,107	$14,097	$64,425
Income tax expense	101	15,041	(45,018)
Interest expense	3,348	1,635	3,433
Amortization of debt costs	155	155	198
Depreciation, depletion and amortization	13,522	13,659	12,453
EBITDA	58,233	44,587	35,491
Asset impairments	-	13,007	-
Restructuring	-	85	-
Non cash charges	300	424	100
Adjusted EBITDA	$58,533	$58,103	$35,591

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, restructuring charges incurred since the inception of the current credit facility, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).  Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President and Chief Financial Officer
or
Daryn Abercrombie, 901-320-8908
Investor Relations
Website: www.bkitech.com